UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

April 2, 2026
Date of Report (date of earliest event reported)

S&T BANCORP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	0-12508		25-1434426
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

800 Philadelphia Street	Indiana	PA	15701
(Address of Principal Executive Offices)			(Zip Code)
(800) 325-2265
Registrant's telephone number, including area code

(Not applicable)
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $2.50 par value	STBA	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 2, 2026 S&T Bancorp, Inc. (the “Company”) and S&T Bank entered into an amended and restated employment agreement (the “Employment Agreement”) with the Company’s Chief Executive Officer, Christopher McComish, which agreement amends and restates the existing terms of employment and compensation of Mr. McComish. The Employment Agreement is effective as of January 1, 2026 and has a four-year term, subject to automatic renewal for one-year periods thereafter. The Employment Agreement provides for an annual base salary of no less than $785,000 and eligibility for an annual bonus for each fiscal year of the Company pursuant to the Company’s management incentive plan, with a target payout equal to sixty-seven percent (67%) of his annual base salary. Mr. McComish is also eligible for long-term incentive awards, with a target value (measured as of the grant date) equal to at least 100% of his annual base salary, with 50% of such award in the form of time-vesting awards and the remaining 50% in the form of time-vesting and performance-vesting awards. In addition, Mr. McComish will be eligible for employee benefits that are generally applicable to other senior executives of the Company and certain other benefits, including an annual vehicle allowance not to exceed $25,000, payment or reimbursement of certain club dues and payment or reimbursement of Mr. McComish’s legal fees incurred in connection with the preparation of this Employment Agreement (up to a cap of $25,000). If Mr. McComish’s employment is terminated without cause or for good reason, Mr. McComish would be eligible for a cash severance benefit equal to two times the sum of his annual base salary and target annual bonus (or, if such termination is within two years following a change in control of the Company, three times the sum of his annual base salary and target annual bonus, and a pro-rated target annual bonus based on the date of termination), an amount equal to 24 months of COBRA premiums (or, if such termination is within two years following a change in control of the Company, 36 months of COBRA premiums) and outstanding time-based long term incentive awards would remain outstanding and entitled to vest and all outstanding performance based long term incentive awards would remain outstanding and be eligible to vest contingent on the Company’s achievement of the applicable performance goals (or, if such termination is within two years following a change in control of the Company, all long term incentive awards would immediately vest). Such severance benefits are subject to Mr. McComish’s execution of a release of claims in favor of the Company. The Employment Agreement also subjects Mr. McComish to perpetual covenants concerning nondisclosure of confidential information and non-disparagement and covenants concerning non-competition and non-solicitation of customers and employees, which apply for one year following his termination of employment.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Amended and Restated Employment Agreement, dated April 2, 2026, by and between S&T Bancorp, Inc., S&T Bank and Christopher J. McComish
104	Cover Page Interactive Data File (embedded in the cover page formatted in Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned thereunto duly authorized.

S&T Bancorp, Inc.
/s/ Mark Kochvar
April 06, 2026	Mark Kochvar Senior Executive Vice President, Chief Financial Officer